EXHIBIT 10.2

NON-COMPETITION AGREEMENT
Among
HARRIS CORPORATION,
STRATEX NETWORKS, INC.
and
HARRIS STRATEX NETWORKS, INC.
Dated: January 26, 2007

NON-COMPETITION AGREEMENT
      NON-COMPETITION AGREEMENT, dated as of January 26, 2007 (this “Agreement”), among HARRIS CORPORATION, a Delaware corporation (“Harris”), STRATEX NETWORKS, INC., a Delaware corporation (“Stratex”), and HARRIS STRATEX NETWORKS, INC., a Delaware corporation (the “Company”).
      WHEREAS, Harris, Stratex, the Company and Stratex Merger Corp., a Delaware corporation and wholly owned subsidiary of the Company have entered into an Amended and Restated Formation, Contribution and Merger Agreement, dated as of December 18, 2006, as amended by that certain letter agreement, dated January 26, 2007 (the “Formation Agreement”), among the parties thereto pursuant to which the Company was formed to acquire Stratex pursuant to the Merger and to receive the Contributed Assets from Harris in the Contribution Transaction, in each case on the terms and subject to the conditions set forth in the Formation Agreement;
      WHEREAS, because of the importance of preserving the value of the business being contributed by Harris as a going concern, Stratex was not willing to enter into the Formation Agreement without the undertakings of Harris contained in this Agreement; and
      WHEREAS, the execution and delivery of this Agreement is a condition to closing under the Formation Agreement.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in the Agreements, the parties agree as follows:
      1. Definitions. The term “Restricted Business” means the development, manufacture, distribution and sale of any microwave radio systems and related components, systems and services which are (i) competitive with the products listed in Schedule 1 hereto, or (ii) which are substantially similar to such products in form, fit and function when used in terrestrial microwave point-to-point communications networks that provide access and trunking of voice and data for telecommunications networks anywhere in the world. In addition, all capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Formation Agreement; provided, however, that notwithstanding the foregoing neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of Harris or any of its other Subsidiaries or Affiliates for purposes of this Agreement.
      2. Non-Competition. In consideration for the issuance to Harris of shares of the Company pursuant to the Formation Agreement and the performance by Stratex of its obligations under the Agreements (collectively, the “Non-Compete Consideration”), Harris agrees that, during the period commencing on the date of this Agreement and ending on the fifth anniversary of the date hereof, Harris will not, and will not permit any of its Subsidiaries to (a) engage, directly or indirectly, in the Restricted Business, (b) form any Person other than the Company and its Subsidiaries (a “Covered Person”) or change or extend the current business activities of any existing Covered Person for the purpose of engaging, directly or indirectly, in the Restricted Business or (c) invest, directly or indirectly, in any Covered Person engaged, directly or indirectly, in the Restricted Business in any material respect; provided, however, that notwithstanding the foregoing Harris and/or its Subsidiaries may (i) collectively own less than 20% of the total equity interests in any Covered Person engaged in the Restricted Business as long as none of the employees of Harris or any of its Subsidiaries is involved in the management of such Covered Person, (ii) participate as a passive investor with no management rights in any investment fund that holds an ownership interests in Covered Persons engaged in the Restricted Business which is managed by Persons that are not Affiliates of Harris (each, an “Unaffiliated Person”) (x) with any employee benefit or retirement plan funds and (y) with any other funds subject, in the case of this clause (y) only, to a maximum interest in such investment fund of 15% and (iii) acquire a Covered Person or business unit of a Covered Person engaged in the Restricted Business if (x) the Restricted Business contributed less than 20% of such Covered Person’s or business unit’s, as applicable, total revenues (based on its latest annual audited financial statements, if available) and (y) such Covered Person or Harris, as applicable, divests or ceases to conduct the Restricted Business within 18 months after the acquisition date. Notwithstanding anything in this Agreement to the contrary, the defined term “Restricted Business” shall not include, and the prohibition contained in this Section 2 shall in no way prohibit Harris and/or its Subsidiaries from,

(a) purchasing and reselling products produced by, and marked with the brands of, an Unaffiliated Person in connection with the sale, service, design or maintenance of a system that contains or uses microwave radios or related components, systems or services or (b) developing, manufacturing, distributing or selling microwave radios or related components, systems or services for use by Government Entities.
      3. Sufficiency of Consideration. Each of the parties acknowledges that the Non-Compete Consideration is sufficient consideration for the duration and scope of the non-competition agreement contained herein and that such duration and scope are reasonable in all respects.
      4. Severability; Enforceability. If any provision of this Agreement, or any part thereof, is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Agreement without violating applicable law.
      5. Availability of Injunctive Relief. The parties hereto acknowledge and recognize that irreparable damage could result to the Company and its Subsidiaries, businesses and properties if Harris fails or refuses to perform its obligations under this Agreement and that no adequate remedy at law will exist for any breach by Harris of this Agreement. In addition to any other rights or remedies and damages available, the Company shall be entitled to appropriate injunctive relief, including preliminary and mandatory injunctive relief, enjoining or restraining Harris or any of its Subsidiaries from any violation or threatened violation of this Agreement.
      6. Governing Law and Venue; Waiver of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (collectively, the “Delaware Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in any Delaware Court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in any Delaware Court; provided, however, that notwithstanding the foregoing each party agrees that any claim which primarily seeks injunctive relief and related monetary claims that cannot be brought in any Delaware Court for jurisdiction reasons may be commenced, heard and determined in any other court having proper jurisdiction over such claim. The parties hereby consent to and grant any Delaware Court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
      (b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and

(iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.
      7. Amendment; Waiver. This Agreement may be amended or any performance, term or condition waived in whole or in part only by a writing signed by persons authorized to so bind each party (in the case of an amendment) or the waiving party (in the case of a waiver). No failure or delay by any party to take any action with respect to a breach by another party of this Agreement or a default by another party hereunder shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any party of any breach or failure to comply with any provision of this Agreement by another party shall not be construed as, or constitute, a continuing wavier of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.
      8. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof.
      9. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
      10. Successors in Interest; Assignment. This Agreement shall inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto.
      11. No Third-Party Beneficiaries. This Agreement is intended solely for the benefit of the parties and their respective successors and permitted assigns and shall not confer upon any other person any remedy, claim, liability, reimbursement or other right. The Agreement is not intended and shall not be construed to create any third party beneficiaries or to provide to any third parties with any remedy, claim, liability, reimbursement, cause of action or other right or privilege.
      12. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail or by overnight courier, postage prepaid, or by facsimile:

if to Harris:

Harris Corporation
1025 West NASA Blvd.
Melbourne, FL 32919
Attn: Scott T. Mikuen
fax: (321) 727-9222

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attn: Duncan C. McCurrach
fax: (212) 558-3588

if to the Company:

Harris Stratex Networks, Inc.
Research Triangle Park 637 Davis Drive Morrisville, NC 27560 Attn: General Counsel fax: (919) 767-3233

with a copy to (which shall not constitute notice):

Bingham McCutchen LLP 1900 University Avenue East Palo Alto, CA 94303 Attn: Bart Deamer fax: (650) 849-4800
      or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with a nationally recognized overnight courier, if sent by a nationally recognized overnight courier.
      13. Fees. In any action or proceeding related to or arising out of the enforcement of, or defense against, any provision of this Agreement, the non-prevailing party in such action or proceeding shall pay, and the prevailing party shall be entitled to, all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the prevailing party incurred in connection with such action or proceeding.
      14. Enforcement by the Company. Harris agrees that a majority of the Class A Directors shall have the sole and exclusive right to direct the exercise and enforcement of all rights of the Company hereunder.
[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HARRIS CORPORATION

By /s/ R. Kent Buchanan

Name: R. Kent Buchanan
Title: Vice President, Corporate Technology and Development

STRATEX NETWORKS, INC.

By /s/ Carl A. Thomsen

Name: Carl A. Thomsen
Title: Senior Vice President and Chief Financial Officer

HARRIS STRATEX NETWORKS, INC.

By /s/ Guy M. Campbell

Name: Guy M. Campbell
Title: Chief Executive Officer and President